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                                                                   EXHIBIT 10.17

                                   AGREEMENT


     This Agreement is made as of March 3, 1995 between E.F. Johnson Company, a Minnesota corporation ("Johnson") and RadioSoft, Inc., a Delaware corporation ("RadioSoft").

                                    Recitals
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     WHEREAS, Johnson is in the business of, among other things, developing and manufacturing two-way land mobile radio equipment;

     WHEREAS, RadioSoft is in the business of, among other things, marketing a computer aided dispatch software package known as "Radio Soft Real Time" and RadioSoft desires to purchase two-way land mobile radio equipment from Johnson for resale with such software;

     WHEREAS, RadioSoft is familiar with the marketing of two-way land mobile radio equipment and may, from time to time, identify third parties interested in purchasing two-way land mobile radio equipment on a direct basis from Johnson; and

     WHEREAS, Johnson is interested in marketing, on a direct basis, a limited quantity of the Software Packages and increasing its sales of two-way land mobile radio equipment through sales leads supplied by RadioSoft and by selling such equipment on a direct basis to RadioSoft.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions.  For the purposes of this Agreement, the following terms shall
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have the meanings set forth below and shall include the plural as well as the singular:

   "Eligible Equipment" shall mean two-way land mobile radio equipment and accessories which Johnson sells and distributes in the ordinary course of business.

   "Qualified Prospect" shall mean a potential buyer of the Eligible Equipment which (i) was, at the time of Johnson's receipt of the applicable Prospect Notice, not known as a potential buyer to Johnson or any Johnson employee and
(ii) desires to purchase the Eligible Equipment. Subject to the terms herein, the parties acknowledge that potential buyers which RadioSoft notifies Johnson of will be considered Qualified Prospects if Johnson, on a good faith basis, determines that sales of the Eligible Equipment to such potential buyers would not have occurred if not for the participation by RadioSoft in Johnson's specific sales transactions with such potential buyers.

   "Software Package" shall mean all the software, subsystems, technical information and other materials RadioSoft makes available to its customers to install and operate its RadioSoft Real Time software product.
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   "Prospect Notice" shall mean written notice from RadioSoft to Johnson identifying a potential Qualified Prospect; such notice to contain (i) the prospect's complete name, business address and contact person, (ii) RadioSoft's business relationship with such prospect, (iii) the type and estimated quantity of Eligible Equipment the prospect is interested in purchasing and (iv) such additional information as Johnson may request, including information regarding the prospect's RF licenses and financial status.

2. Notice of Leads.  From time to time during the Term (as defined below),
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RadioSoft shall provide Johnson with Prospect Notices.  Johnson will review, on a good faith basis, each Prospect Notice (and any additional information Johnson deems appropriate) and based on such review, Johnson will notify RadioSoft (i) whether the prospect identified in the Prospect Notice constitutes a Qualified Prospect; and (ii) if such prospect constitutes a Qualified Prospect, then whether Johnson desires to pursue the sale of Eligible Products to such prospect.

3. Eligible Equipment Sale.  If Johnson pursues and finally concludes a sales
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transaction with a Qualified Prospect pursuant to which Johnson sells Eligible
Equipment to such prospect (an "Eligible Transaction"), then RadioSoft shall be eligible to receive a sales lead fee equal to five percent (5%) of the purchase price of Eligible Products shipped by Johnson pursuant to such transaction during the Term (the "Sales Lead Fees"). The Sales Lead Fees are not intended to be paid to RadioSoft, but are instead applied and credited against the Fee Prepayment (as defined below) pursuant to Section 4 below. Such purchase price shall be net of freight and handling charges, insurance, taxes and similar government impositions. The parties acknowledge and agree that subsequent to the Term, RadioSoft shall not be entitled to any credit or payments related to Qualified Prospects, Eligible Transactions, Sales Lead Fees or otherwise.

4. Sales Lead Fee Prepayment.  In consideration of RadioSoft notifying Johnson
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of Qualified Prospects during the Term, Johnson hereby agrees to pay RadioSoft, within ten (10) days of the date hereof, the sum of One Hundred Fifty Thousand Dollars ($150,000) as a prepayment of the Sales Lead Fees (the "Fee Prepayment"). During the Term, each of the following will be applied and credited against the Fee Prepayment (collectively, the "Credited Items"):

   (a) all Sales Lead Fees;

   (b) the RadioSoft Margin (as defined below) on each RadioSoft resale of the Eligible Equipment purchased by RadioSoft from Johnson pursuant to Section 5 below;

   (c) the Software Package Fees (as defined below) paid by Johnson to RadioSoft; and

   (d) any payment to Johnson by RadioSoft denoted at the time of payment by RadioSoft as a "Payment Against Fee-Prepayment."

For the purposes of this Agreement, the term "RadioSoft Margin" shall mean the difference between the price for the Eligible Equipment paid by RadioSoft to Johnson pursuant to Section 5 below and

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the price RadioSoft charges in the resale of such equipment to its customers. At the time of each resale of the Eligible Equipment by RadioSoft, RadioSoft shall provide Johnson with documentation evidencing its actual resale price for such equipment.

5. Sales of Eligible Equipment to RadioSoft.  Johnson hereby agrees to sell, and
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RadioSoft agrees to purchase, such quantities of the Eligible Equipment as
RadioSoft may order from Johnson from time to time during the Term, subject to the following:

   (a) the purchase price for such products shall be at Johnson's published dealer list prices, minus discounts offered to comparable volume dealers of Eligible Products;

   (b) delivery shall be according to Johnson's standard lead times; and

   (c) all such orders shall be subject to Johnson's written acceptance (on an order by order basis) and shall be upon terms and conditions satisfactory to Johnson.

6. Software Packages to Johnson.  (a)  In further consideration of the Fee
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Prepayment, within ten (10) days from the date hereof, RadioSoft shall deliver fifteen (15) copies of the Software Package to Johnson for resale to customers for the Permitted Uses (as defined below). From time to time during the Term, Johnson may purchase up to fifteen (15) additional copies of the Software Package at a price of Ten Thousand Dollars ($10,000) for each copy (the "Software Package Fees") for resale to customers for the Permitted Uses. RadioSoft represents and warrants to Johnson that (i) RadioSoft has the unrestricted right to deliver and transfer the Software Packages to Johnson according to the terms herein and (ii) that such delivery and transfer of the Software Packages to Johnson (and Johnson's subsequent sublicense, resale or other transfer of such packages to its customers) is free of any claims or rights of any third parties.

   (b) RadioSoft shall provide Johnson with the same level of standard technical assistance and customer service as RadioSoft provides its other Software Package customers (the "Standard RadioSoft Service"). RadioSoft and Johnson shall negotiate in good faith, on a case by case basis, the price, scope and timing of any technical assistance or end user training Johnson may reasonably request which is beyond the Standard RadioSoft Service.

   For the purposes of this Agreement, terms set forth below shall have the following meanings:

  (i) "Permitted Uses" shall mean use of the Software Package for the provision of two-way mobile transport dispatch functions performed through a mobile wireless communications network, whether performed by the user for itself or by the user for the benefit of a third party; except that such term shall not include (1) Private Ambulance Dispatch (as defined below) or (2) use of the Software Package in any or all of Monroe, Dade, Broward or Palm Beach Counties, Florida.

  (ii) "Private Ambulance Dispatch" means two-way mobile dispatch functions for medical, paramedical, ambulance or health-related transport performed through a mobile wireless

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communications network by any person other than a Governmental Provider (as defined below), whether performed by the user for itself or by the user for the benefit of one or more third parties (including local, municipal, state and federal governmental authorities).

  (iii) "Governmental Provider" means a local, municipal, state or federal governmental authority operating the business of transport dispatch directly or through a subdivision or unit of such governmental authority, and excludes any transport dispatch conducted on behalf of a local, municipal, state or federal governmental authority under a contract or license by a private or quasi-public service provider.

   (c) The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7. Term.  Unless sooner terminated pursuant to Section 8 below, the term of this
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Agreement shall commence as of the date hereof and shall thereafter automatically terminate at such time as the aggregate amount of the Credit items equals or exceeds the Fee Prepayment.

8. Termination.  This Agreement shall terminate prior to the time set forth in
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Section 7 above upon the happening of one or more of the following:

   (a) either party breaches any term or provision herein and the breaching party's failure to cure such breach within thirty (30) days' after written notice from the non-breaching party demanding cure of such breach;

   (b) Johnson gives RadioSoft sixty (60) days prior written notice of its election to terminate this Agreement and such election to terminate by Johnson may be made with or without cause; or

   (c) the mutual written agreement of the parties to terminate the Agreement.

If this Agreement terminates or expires for any reason and, at such time, the aggregate amount of the Credit Items does not equal or exceed the Fee Prepayment, then, upon Johnson's request, RadioSoft shall deliver to Johnson such number of additional copies of the Software Package (for Johnson's resale according to Section 6 above) which, when multiplied by $10,000 and added to the aggregate amount of the Credited Items, will equal or exceed the Fee Prepayment.

9. Miscellaneous Provisions.
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   (a) The parties agree to execute and deliver all documents, and take such other action, which may be reasonably requested by the other party hereto, in order to carry out the purposes and intent of this Agreement. Each party hereto represents and warrants to the other party that it has full right, power and authority to enter into this Agreement and perform hereunder without the prior consent or approval of any third parties.

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   (b) Neither party shall assign or delegate any of their respective rights and obligations hereunder without the prior written consent of the other party.

   (c) In fulfilling their respective obligations hereunder, each party is acting as an independent contractor only. Neither party is granted any right or authority to assume or create any obligations or duties, express or implied, on behalf of or in the name of the other party.

   (d) Any notice required hereunder shall be in writing and shall be delivered in person, by registered mail, postage prepaid and return receipt requested or via Federal Express or other similar overnight delivery service with all freight charges prepaid, addressed as follows or at such other address requested and designated in writing to the other party hereto:

JOHNSON:                                      RADIOSOFT:
E.F. Johnson Company                          RadioSoft, Inc.
38 Gateway Boulevard                          One Meadowlands Plaza, Suite 1403
Burnsville, MN 55337                          East Rutherford, NJ 07073-2137
Attention:  Chairman                          Attention:  Vice President


   (e) This Agreement constitutes the sole written expression of the terms of the agreement between the parties hereto on the subject matter covered herein. All prior negotiations, discussions, quotations and agreements, written or oral, are superseded by this Agreement. Any modification or amendment of this Agreement is ineffective unless it is in writing declared to be a modification or amendment of this Agreement and signed by both parties. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its laws regarding conflict of laws.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

E.F. Johnson Company                      RadioSoft, Inc.
   By   /s/ William Weksel                  By   /s/ Michael Weksel
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   Name:  William Weksel                    Name: Michael Weksel
     Its Chairman                              Its Vice President

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